Prospectus Supplement No. 9 (to prospectus dated July 22, 2020)	Filed pursuant to Rule 424(b)(3) Registration No. 333-239840

HYCROFT MINING HOLDING CORPORATION
60,867,645 shares of Common Stock
13,489,999 Warrants
37,500,212 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 22, 2020 (the “Prospectus”), related to: (1) the issuance by us of (i) up to 34,289,999 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”), that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined in the Prospectus) at an exercise price of $11.50 per share of Common Stock, and (ii) up to 3,210,213 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined in the Prospectus) at an exercise price, as of the date of this prospectus supplement, of $41.26 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.27411 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) or their permitted transferees of up to (i) 60,867,645 shares of Common Stock, and (ii) up to 13,489,999 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 12, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, our public warrants and our Seller warrants (as defined in the Prospectus) are listed on The Nasdaq Stock Market LLC, or NASDAQ, under the symbols “HYMC,” “HYMCW” and “HYMCZ,” respectively. On January 8, 2021, the last reported sales price of our Common Stock was $7.90 per share, the last reported sales price of our public warrants was $1.43 per warrant and the last reported sales price of our Seller warrants was $0.37 per warrant. The warrants registered hereunder are not currently listed or quoted on any exchange or marketplace and, other than the Seller warrants, which were listed on The Nasdaq Stock Market LLC for trading on September 1, 2020, we do not intend to apply for listing or quotation of such warrants on any exchange or marketplace in the future.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020 (attached to prospectus supplement No. 7 to the Prospectus) and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2021

HYCROFT MINING HOLDING CORPORATION
-------------------------------------------------------------------------------------------
(Exact name of Registrant as Specified in Its Charter)

Delaware --------------	001-38387 ----------	82-2657796 ------------------
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8181 E. Tufts Avenue, Suite 510 Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

(303) 253-3267
-------------------------
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
3

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCW	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCZ	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

4

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2021, Hycroft Mining Holding Corporation (the “Company”) announced the appointment of John (Jack) William Henris, 57, as Executive Vice President and Chief Operating Officer, effective January 11, 2021.

Mr. Henris has over 35 years of experience in the gold and silver mining industry. Prior to joining the Company, Mr. Henris served since December 2019 as a Senior Consultant at Stantec Consulting Services where he managed the technical and professional services (including mine planning, engineering support, cost estimating, scheduling and cost control services) required for the development of surface and underground mining studies. Prior to that, from April 2019 to September 2019, he was General Manager of McEwen Mining, Inc., a Canadian gold and silver mining company (NYSE: MUX), where he was responsible for all operations at the Gold Bar Mine. Prior to McEwen Mining, Mr. Henris was the Vice President of Mining - Geotechnical at Goldcorp, Inc. (NYSE: GG; TSX: G) from December 2017 to April 2019. From April 2013 until September 2017, Mr. Henris was the General Manager at two operations for Newmont Mining Company (NYSE: NEM; TSX: NGT). At Newmont, he was responsible for surface and underground mines, processing facilities, including roasting, flotation and oxide milling and heap leachpads. Mr. Henris has a Bachelor of Science in Geological Engineering from the South Dakota School of Mines and Technology.

The Company entered into an employment agreement dated as of January 11, 2021 (the “Employment Agreement”) with Mr. Henris which provides for a three-year term as Executive Vice President and Chief Operating Officer, following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Employment Agreement, Mr. Henris is entitled to an annual base salary of $350,000, an annual cash incentive bonus initially set at 60% of his annual base salary at target, and an initial long-term equity incentive award having a value of $250,000. The initial long-term equity incentive will be granted on the effective date of his employment, January 11, 2021, will be in the form of restricted stock units (“RSUs”) and will consist of that number of RSUs determined by dividing $250,000 by the closing stock price of the Company’s Common Stock on the effective date of grant. Such RSUs will vest on the fourth anniversary of the date of grant, subject to Mr. Henris’ continued employment by the Company through the vesting date and subject to any provisions of the grant relating to retirement, disability, change of control and other matters. Mr. Henris will also be eligible to participate in equity-based compensation plans, initially targeted at 150% of his base salary, with such equity awards to be in the form as is determined by the Compensation Committee of the Company’s Board for senior officers.

The foregoing description of the Employment Agreement and the RSUs do not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement and the Form of Initial Restricted Stock Unit Agreement (Time Vesting), which are attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release announcing Mr. Henris’ appointment described above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
5

 Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits
The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.
EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated January 11, 2021 between Hycroft Mining Holding Corporation and Jack Henris.
10.2	Form of Initial Restricted Stock Unit Agreement (Time-Vesting).
99.1	Press Release of Hycroft Mining Holding Corporation dated January 12, 2021 (furnished pursuant to Regulation FD)
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

6

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2021	Hycroft Mining Holding Corporation

By: /s/ Stanton Rideout
Stanton Rideout Executive Vice President & Chief Executive Officer

Exhibit 10.1

EMPLOYMENT AGREEMENT
    THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of this 11th day of January, 2021, is made by and between Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”) and John William Henris (the “Executive”).
WHEREAS, the Company desires to employ the Executive in the capacity of Executive Vice President and Chief Operating Officer; and
WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive agree as follows:
1.Employment. The Company hereby employs the Executive as Executive Vice President and Chief Operating Officer effective as of January 11, 2021 (the “Effective Date”) and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. The Executive will report to the Chief Executive Officer of the Company. The Executive’s principal office will be at the principal executive offices of the Company or such other location as may be determined by the Board of Directors; provided, however, it is also understood and expected that the Executive may spend substantial amounts of time at the Company’s primary operating mine in Winnemucca, Nevada (the “Hycroft Mine”).
2.Duties.     During the Term, the Executive shall serve as the Chief Operating Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Chief Executive Officer and the Board and that are not inconsistent with the Executive’s position as Chief Operating Officer of the Company. In addition:
(a)The Executive will devote his full time and best efforts, talents, knowledge and experience to serving as the Company’s Executive Vice President and Chief Operating Officer. The Executive will perform his duties diligently and competently and will act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Term of this Agreement strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. The Executive will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that, as determined by the Board in its sole discretion, competes, conflicts or interferes with the performance of here duties hereunder in any material way.

Exhibit 10.1
(b)The Executive agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts, if any, received from such subsidiary may be offset against the amounts due hereunder.
3.Term. Unless sooner terminated by either party in accordance with the provisions of this Agreement, the term of employment (the “Term”) will commence on the Effective Date and will continue thereafter until the third anniversary of the Effective Date. Unless otherwise provided in this Agreement or mutually agreed by the Company and the Executive, all of the terms and conditions of this Agreement will continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term. Any representation, statement or implication to the contrary is unauthorized and not valid. After the Term hereof, the Executive shall be deemed to be an “at-will” employee during the continuation of his employment by the Company. For purposes of this Agreement, expiration of this Agreement will not be considered a termination other than for Cause (as hereinafter defined) or voluntary termination for Good Reason (as hereinafter defined), provided that the Executive’s employment is not otherwise terminated prior to such expiration date.
4.Compensation and Benefits.
(a)Base Salary. The Company shall pay a base annual salary of US$350,000 (“Base Salary”) to the Executive payable in accordance with the normal payroll practices of the Company and which shall be subject to applicable withholdings, deductions and taxes. The Board, or the Compensation Committee thereof, will review the Executive’s performance and Base Salary annually in or around February of each year and determine whether to adjust the Executive’s Base Salary on a prospective basis. Such adjusted annual salary then will become the Executive’s “Base Salary” for all purposes of this Agreement. The Executive’s annual Base Salary will not be reduced below the Base Salary then in effect, without the Executive’s consent other than a reduction in salary generally applicable to executive employees of the Company.
(b)Incentive Compensation. The Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Annual Incentive Cash Bonus Plan (“Cash Bonus Plan”) or such similar or successor plans as the Company may establish. The Executive’s target incentive cash bonus under the Cash Bonus Plan shall initially be set at 60% of the Executive’s Base Salary, with bonus payments ranging from 0 to 200% of the bonus target based upon specific individual and corporate performance metrics under the Cash Bonus Plan to be determined from time to time by the Board or Compensation Committee thereof, including: (i) gold and gold equivalent production/sales, (ii) total cash costs of production per gold or gold equivalent ounce, (iii) health and safety, and/or (iv) such other metrics as are determined by the Board or Compensation Committee thereof. Any bonus earned by the Executive will be paid in accordance with the Company’s standard practice, which shall not be later than March 15 of the year following the end of the calendar year in which the Executive earns and vests in the right to receive the bonus or compensation, unless a written plan document provides a different payment date. The Executive shall not be eligible for an annual performance bonus payable for 2020.

Exhibit 10.1
(c)Equity Compensation. The Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its senior executive officers, including the HYMC 2020 Performance and Incentive Plan (“Equity Plan”), for ongoing annual equity awards. The Executive shall be entitled, commencing in 2021, to equity awards initially targeted at 150% of the Executive’s Base Salary, with such equity awards to be in such form as is determined by the Compensation Committee for senior officers. The equity awards shall contain the following double trigger vesting provision that in the event of a Change in Control transaction of the Company (as hereinafter defined), then if the Executive is terminated within 90 days prior to the consummation of such Change in Control transaction or within 12 months following the consummation of such Change in Control transaction, then vesting of such equity awards shall accelerate and such equity awards shall be fully vested.
(d)Initial Equity Award.  Upon execution of this Agreement, Executive shall be entitled to receive an initial equity award in the form of restricted stock units in the amount of $250,000, as determined by the closing price of the Common Stock on the Nasdaq Capital Market on the grant date and vesting in whole and not in part on the fourth anniversary of the grant date, subject to the terms of the initial restricted stock unit agreement (time-vesting) pursuant to which such award shall be made.  Such initial equity award shall be issued on the Effective Date of Executive’s employment under this Agreement.
(e)Benefits. During his employment, the Executive shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.
(f)Vacation and Sick Leave. The Executive will be entitled to vacation and sick leave in accordance with the Company’s vacation and sick leave policy for senior executive officers, but in no event less than four (4) weeks per calendar year. Unused vacation will not be carried over to the next calendar year.
(g)Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation, travel and accommodations for travel authorized business trips, including, without limitation, travel and extended stays at the Hycroft Mine, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. The Company will provide you with, at the Company’s expense, use of (i) laptop computer, (ii) cellular telephone and (iii) a Company vehicle for travel to the Hycroft Mine.

Exhibit 10.1
5.Payments on Termination of Employment.
(a)Termination of Employment for any Reason. Upon termination of the Executive’s employment for any reason, including without limitation, the expiration of this Agreement, the Company will pay or provide the following to the Executive upon his termination of employment from the Company for any reason:
(i) Earned but unpaid Base Salary through the date of termination;
(ii) Any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Executive has become eligible and earned in accordance with Section 4(b) above, but which is unpaid at the time of termination;
(iii) Any amounts payable to the Executive under any of the Company’s executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans;
(iv) Unreimbursed business expenses incurred by the Executive on the Company’s behalf; and
(v) Continued coverage under the Company’s group health plan for the Executive during the COBRA continuation period; provided that the Executive timely elects COBRA continuation coverage and pays the applicable COBRA rate for such continued coverage.
(b)Termination of Employment for Death or Disability. If the Executive’s termination of employment occurs by reason of death or Disability (as defined below), in addition to the amounts payable and benefits provided under Section 5(a) above, the Company will pay the Executive (or his estate) a pro rata portion of any bonus payable under the Company’s Cash Bonus Plan and/or Retention Bonus Plan, as the case may be, for the year in which such termination occurs determined based on the actual bonus attained for the fiscal year in which such termination occurs.

    For purposes of this Agreement, “Disability” means the Executive’s long-term disability as defined by and determined under the Company’s long-term disability plan, or if the Executive is not covered by a long-term disability plan sponsored by the Company the Executive’s inability (as determined by the Board or Compensation Committee thereof in its discretion, acting reasonably) to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

Exhibit 10.1
(c)Termination by the Company other Than for Cause or Voluntary Termination by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause, or if the Executive voluntarily terminates his employment for Good Reason, in addition to the amounts payable under Section 5(a) above and in lieu of the benefit provided in Section 5(a)(v) above, and subject to the provisions under this Section 5(c), Section 9(a) and Section 9(f), the Company will pay the following amounts and provide the following benefits to the Executive:
(i)An amount in cash equal to 1.5 multiplied by the Executive’s Base Salary. This amount will be paid in equal installments during the 18 month period after termination in accordance with the Company’s normal payroll practices, provided, however, that any installments that would otherwise be payable within the first 60 days following the date of the Executive’s termination will be paid to the Executive on the 60th day following such termination.
(ii)Continued coverage under the Company’s medical, dental, life, and disability plans through the 18-month anniversary of the date that Executive’s employment was terminated, at the same cost to the Executive as in effect on the date of the Executive’s termination. Any continuation of group health plan benefits is conditioned upon the Executive timely electing COBRA continuation coverage and timely paying his share of the premium. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been available. Any cash amounts payable under an alternative arrangement will be paid to the Executive on the 60th day after the date of the Executive’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.
(iii)Professional outplacement services from a nationally recognized outplacement firm selected by the Executive provided to the Executive until the earlier of (A) $15,000 in the aggregate to be paid by the Company to such outplacement firm on behalf of the Executive, or (B) 12 months after the Executive’s termination date, whichever occurs first.
Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 5(c) is conditioned upon (A) the Executive’s execution and delivery to the Company of a valid General Release Agreement (a “Release”) in the form prepared by the Company within 25 days of the date of the Executive’s termination and (B) the Executive’s refraining from revoking the Release as permitted therein. The Executive’s failure to execute the Release within the later of 45 days of the date of the Executive’s termination or 25 days after receipt by the Executive of the Release, or his revocation of the Release, will result in forfeiture of any payment, coverage or benefit described in this Section 5(c).

Exhibit 10.1
(d)Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction or a material adverse alteration in the nature of the Executive’s position, responsibilities or authorities or the assigning of duties to the Executive that are materially inconsistent with those of the position of a President and Chief Executive of a company of comparable size in a comparable industry; (ii) the Executive’s becoming the holder of a lesser office or title than that previously held; (iii) any material breach of this Agreement by the Company that causes an adverse change to the terms and conditions of the Executive’s employment; (iv) the Company requires the Executive to relocate his principal business office to a location not within 75 miles of the Company’s principal executive office or the Hycroft Mine; (v) any reduction in the Executive’s salary, other than a reduction in salary generally applicable to executive employees; or (vi) failure of the Company to pay the Executive any amount otherwise vested and due under this Agreement or under any plan or policy of the Company following written notice by the Executive to the Company identifying the failure and the basis for such payment and the Company’s failure to cure within 10 days following receipt of such written notice.  In no event will a resignation be deemed to occur for “Good Reason” unless the Executive provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto.  Upon receiving notice from the Executive, the Company shall have a period of 30 days during which it may remedy the event or condition.

Exhibit 10.1
(e)Cause. For purposes of this Agreement, “Cause” shall mean that one or more of the following has occurred: (i) the Executive is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates); (ii) a failure of the Executive to substantially perform his responsibilities and duties to the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by any member of the Board identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (iii) the failure of the Executive to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by or on behalf of the Company identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (iv) the Executive engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company or any of its affiliates; (v) a material violation or willful breach by the Executive of any of the policies or procedures of the Company, including, without any limitation, any employee manual, handbook or code of conduct of the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by or on behalf of the Company identifying the violation or breach in reasonable detail and granting the Executive an opportunity to cure such violation or breach within such 10 day period; (vi) the Executive fails to meet any material obligation the Executive may have under any agreement entered into with the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by any member of the Company identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (vii) the Executive’s failure to maintain any required applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); or (viii) the Executive’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Executive may be subject, pursuant to an employment agreement or otherwise.
(f)Concurrent Resignation and Removal from Any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, such termination will constitute his resignation and removal from: (i) if a member, the Board and/or board of directors of any subsidiary of the Company, or any other board to which he has been appointed or nominated by or on behalf of the Company; (ii) any position with the Company or any of its subsidiaries, including, but not limited to, as an officer of the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.
6.Change in Control.
(a)Payments and Benefits upon Termination after a Change in Control. If within 90 days prior to, or one year after, a Change in Control (as defined below), the Company (or its successor) terminates the Executive’s employment for reasons other than for Cause, the Executive incurs a Disability or if the Executive voluntarily terminates his employment for Good Reason, and subject to the provisions of this Section 6(a), Section 9(a) and Section 9(f), the

Exhibit 10.1
Company will provide the following payments and benefits to the Executive, in lieu of those payments and benefits provided under Section 5(a)(v) and Section 5(b) or (c), as applicable, but in addition to the amounts payable under Sections 5(a)(i) through 5(a)(iv) above:
(i)An amount equal to 2.0 multiplied by the Executive’s Base Salary. This cash payment will be paid to the Executive on the 60th day following the date of the Executive’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).
(ii)An amount in cash equal to 2.0 multiplied by the sum of the Executive’s Annual Bonus. For this purpose, “Annual Bonus” means the greater of: (A) the actual bonus paid for the fiscal year immediately preceding such termination; (B) the actual bonus attained for the fiscal year in which such termination occurs; or (C) the target bonus for the fiscal year in which such termination occurs prior to the first anniversary of this Agreement. This cash payment will be paid to the Executive in a lump sum on the 60th day following the date of the Executive’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).
(iii)Continued coverage under the Company’s medical, dental, life, and disability plans through the 24-month anniversary of the date that Executive’s employment was terminated, at the same cost to the Executive as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter). Any continuation of group health plan benefits is conditioned upon the Executive timely electing COBRA continuation coverage and timely paying his share of the premium. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been

Exhibit 10.1
available. Any cash amounts payable under an alternative arrangement will be paid to the Executive on the 60th day after the date of the Executive’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.
(iv)Professional outplacement services from a nationally recognized outplacement firm selected by the Executive provided to the Executive until the earlier of (A) $15,000 in the aggregate to be paid by the Company to such outplacement firm on behalf of the Executive, or (B) 12 months after the Executive’s termination date.
Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 6(a) is conditioned upon (A) the Executive’s execution and delivery to the Company of the Release described in Section 5(c) within 45 days of the date of the Executive’s termination and (B) the Executive’s refraining from revoking the Release as permitted therein. The Executive’s failure to execute the Release within 45 days of the date of the Executive’s termination or 25 days after receipt by the Executive of the Release, or his revocation of the Release, will result in forfeiture of any payment, coverage or benefit described in this Section 6(a).
(a) Definition of Change in Control. For purposes of the Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that one or more of the following conditions is satisfied:
(i)The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a “Person” (as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or a subsidiary thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of this Section (6)(b)(iii) will not be a Change in Control under this Section 6(b)(i); provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement; or
(ii)Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director

Exhibit 10.1
subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or
(iii)Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that (x) such ownership of the Company existed prior to the Business Combination or (y) that immediately prior to such Business Combination, such Person was a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
Notwithstanding anything to the contrary in the foregoing, in no event will a Change in Control be deemed to have occurred with respect to the Executive if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors.

Exhibit 10.1
7.Executive Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive will enter into an Executive Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement in the form attached hereto as Exhibit A (the “ENNNI Agreement”), containing confidentiality, non-solicitation and non-competition restrictive covenants. The Executive acknowledges and agrees that execution and compliance with the ENNNI Agreement, the terms of which ENNNI Agreement are incorporated herein by reference, is an essential term and condition of this Agreement and that the ENNNI Agreement is supported by adequate and sufficient consideration, including but not limited to the Executive’s employment with the Company.
8.Indemnification and Insurance. The Company will indemnify the Executive in accordance with the Company’s Certificate of Incorporation and Bylaws to the fullest extent permitted by law in the event he is made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company and its subsidiaries, or serves any other enterprise as a director, officer, or employee at the request of the Company.  While employed by the Company or any of its subsidiaries, the Company will maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals (and subject to the same exclusions from coverage) with respect to time periods where the Executive served as an employee of the Company and its subsidiaries.
9.Compliance with Code Section 409A and Treasury Regulations.
(a) Payments under Sections 5(c) and 6(a) of this Agreement are intended to qualify as short-term deferrals or otherwise be exempt from Code Section 409A. However, if the Company reasonably determines that a payment under Section 5(c) or 6(a) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) and the Executive is a Specified Employee (as defined below) as of the date of termination, such payment to the Executive may not be made before the date that is six months after the date of his separation from service or, if earlier, the date of the Executive’s death. Payments to which the Executive would otherwise be entitled during the first six months following the date of separation will be accumulated and paid on the first day of the seventh month following the date of termination. For purposes of this Agreement, “Specified Employee” has the meaning given in Code Section 409A and Treas. Reg. §1.409A-1(c)(i). The Company’s “specified employee identification date” (as described in Treas. Reg. §1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. §1.409A-1(c)(i)(4)) will be February 1 of each succeeding year.
(b)This Agreement is intended to comply with, or be exempt from, the requirements of Code Section 409A and the Treasury Regulations and other administrative

Exhibit 10.1
guidance issued thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(c)Each payment or installment under this Agreement shall constitute a separate payment for purposes of Code Section 409A.
(d)To the extent that any amount payable upon termination of employment constitutes “nonqualified deferred compensation” subject to the requirements of Code Section 409A, any reference to such termination shall mean a “separation from service” (as defined in Treas. Reg. §1.409A-1 (h)).
(e)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expenses was incurred.
(f) In the event that the Company’s independent registered public accounting firm or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the additional tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the Company agrees to cooperate with the Executive to execute any amendment to the provisions hereof reasonably necessary but only (i) to the minimum extent necessary to avoid application of such tax, and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences (including, without limitation, accelerating the payment or provision of any benefit described herein).
(g)Notwithstanding anything in this Section 9 or any other provision of this Agreement, if any payment under this Agreement gives rise, directly or indirectly, to liability for an additional income tax or penalty under Code Section 409A (and/or any penalties and/or interest with respect to such additional income tax or penalty), the Executive shall bear the cost of any and all such taxes, penalties and interest.
10.[Reserved].
11.Miscellaneous.
(a) Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of

Exhibit 10.1
the Company, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.
(b)Governing Law and Forum for Disputes. The laws of the State of Delaware will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement or the Executive’s employment (a “Dispute”) must be brought and enforced in the courts of the State of Delaware, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.
(c)Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
(d)Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer or director duly authorized by the Board and the Executive.
(e)Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Company will be directed to:
Hycroft Mining Holding Corporation
8181 E. Tufts, Suite 510
Denver, CO 80237
Attention: Chief Executive Officer
    with a copy to:
Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
email: dstone@nge.com

Exhibit 10.1
The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company, or such other address provided to the Company in accordance with the procedures described above.
(f) Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.
(g)No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Executive Vice President and Chief Financial Officer. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.
(h)Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.
(i)Effect on Other Obligations. Payments and benefits herein provided to be paid to the Executive by the Company will be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company (it being understood and agreed that the Executive will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its subsidiaries). No payments or benefits provided the Executive hereunder will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.
(j)Survival. The provisions of this Agreement, including but not limited to Sections 9 and 11 hereof and the ENNNI Agreement, to the extent consistent with or necessary to carry out the purposes thereof, shall survive termination of this Agreement or termination of the Executive’s employment with the Company or any successor or assign regardless of the reason for such termination.

Exhibit 10.1
(k)Entire Agreement. The Executive acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it, along with the ENNNI Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.
(l)Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.
(m)Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
[Signature page to follow]
    IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date set forth above.

Exhibit 10.1

EXECUTIVE	HYCROFT MINING HOLDING CORPORATION
/s/ John Henris	By: /s/ Stanton Rideout
John William Henris	Name: Stanton Rideout Its: Executive Vice President & Chief Financial Officer

Exhibit 10.2

HYCROFT MINING HOLDING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
(TIME-VESTING)
THIS AGREEMENT (the “Agreement”) is made and entered into as of this __th day of ______, 202_, by and between Hycroft Mining Holding Corporation, a Delaware corporation (the “Corporation”), and _________________ (the “Participant”), pursuant to the HYMC 2020 Performance and Incentive Pay Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.
WITNESSETH:
WHEREAS, the Participant has agreed to accept employment as [TITLE] of the Corporation;
WHEREAS, the Corporation has adopted the Plan in order to promote the interests of the Corporation, its Affiliated Entities and its stockholders by using stock-based and cash-based incentives to attract, retain and motivate its management and other persons to encourage and reward such persons contributing to the performance of the Corporation and to align their interests with the interests of the Corporation’s stockholders; and
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to grant Restricted Stock Units (as defined herein) under the Plan to the Participant on the terms and conditions set forth below to induce, incentivize and reward the Participant.
NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Award of Restricted Stock Units. In consideration for the Participant’s acceptance of employment as [TITLE] and the continued service of the Participant to the Corporation and its Subsidiaries and Affiliated Entities, and as part of the Plan, effective on the effective date of Participant’s employment by the Corporation (the “Grant Date”), the Corporation hereby awards to the Participant, subject to the further terms and conditions set forth in this Agreement, restricted stock units (the “Restricted Stock Units” or “RSUs”), with a value of $________ as of the Grant Date (the “Grant Date Value”). The number of RSUs granted shall be determined by the fair market value of the common stock of the Corporation, par value $0.0001 per share (“Common Stock”), which shall be the closing price of the Common Stock on the Nasdaq Capital Market on the Grant Date.
2.No Rights of Stockholder. Until converted as described in Section 6 hereof, the Restricted Stock Units represent the Corporation’s unfunded and unsecured promise to issue
1

Exhibit 10.2
shares of Common Stock at a future date, subject to the terms of this Agreement. The Participant has no rights with respect to the Restricted Stock Units other than rights of a general creditor of the Corporation. Except as set forth in Section 3 hereof, the Participant shall not have any of the rights of a stockholder with respect to unvested Restricted Stock Units.
3.Dividend Equivalents. Subject to the provisions of Section 5 hereof, in the event that the Corporation declares a dividend on its Common Stock, the Corporation will increase the number of Restricted Stock Units hereunder (i.e., by increasing the award) by the number of units, rounded to the nearest whole number, equal to the result of dividing (a) the per share cash dividend paid by the Corporation on its shares of Common Stock multiplied by the number of unvested Restricted Stock Units awarded to Participant under this Agreement as of the related dividend payment record date by (b) the fair market value of one share of Common Stock on the related dividend payment record date.   Any such additional Restricted Stock Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate. No additional Restricted Stock Units shall be granted with respect to any Restricted Stock Units which, as of the dividend payment record date, have either vested or been terminated.
4.Restrictions on Transfer. Except as otherwise provided in this Agreement, the Participant may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Until converted as described in Section 6 hereof, any Transfer or purported Transfer by the Participant of any of the Restricted Stock Units shall be null and void and the Corporation shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Restricted Stock Units. The Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process prior to vesting and no person shall be entitled to exercise any rights of the Participant as the holder of such Restricted Stock Units by virtue of any attempted execution, attachment or other process until the Restricted Stock Units are converted as provided in Section 6 hereof.
5.Vesting of Restricted Stock Units.
(a)Subject to any forfeiture provisions in this Agreement or in the Plan, and subject to the terms of this Section 5 hereof, continued employment by the Corporation as [TITLE] and compliance with all of Participant’s obligations under the Employment Agreement dated [DATE] between the Participant and the Corporation (the “Employment Agreement”), the Restricted Stock Units shall vest, in whole and not in part, on the fourth anniversary of the Grant Date.
(b)Notwithstanding anything to the contrary in this Section 5, in the event of a Change in Control in which the resulting entity does not assume, continue, convert or replace this Agreement, the Restricted Stock Units shall be fully vested and converted into an equivalent number of shares of Common Stock immediately prior to the Change in Control, the Restricted Stock Units shall be fully vested and converted into shares as described in Section 6 and Section 7 hereof. For purposes of this Agreement (i) the Restricted Stock Units awarded hereunder will
2

Exhibit 10.2
not be considered to be assumed, continued, converted or replaced by the resulting entity in connection with the Change in Control unless the Restricted Stock Units are adjusted to prevent dilution of the Participant’s rights hereunder as a result of the Change in Control and (ii) the term Change in Control shall have the definition set forth in Participant’s Employment Agreement.
6.Conversion of Restricted Stock Units into Common Stock upon Vesting. On the Conversion Date (as defined below), the Restricted Stock Units that vested pursuant to the terms of Section 5 hereof, if any, shall be converted into the number of shares of Common Stock equal to the Grant Date Value divided by the fair market value of a share of Common Stock, which shares of Common Stock will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary pursuant to the Plan. Promptly after the Conversion Date (as defined below), certificates of such shares of Common Stock shall be delivered to the Participant. Except as provided in Section 11(b), the “Conversion Date” shall be the applicable vesting date. For purposes of this Section 6(a), the fair market value shall mean the closing price of a share of Common Stock on a national securities exchange on which such shares of Common Stock may be listed for trading or as determined by the Committee on a vesting date.
7.Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units in a manner consistent with Section 4.3 of the Plan, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Restricted Stock Units are subject to the restrictions on transfer imposed by Section 4 above.  Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.
8.Tax Withholding. As a condition precedent to the receipt of any Restricted Stock Units hereunder, the Participant agrees to pay to the Corporation, at such times as the Corporation shall determine, such amounts as the Corporation shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes pursuant to this Award. The obligations of the Corporation under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries and Affiliated Entities shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. In addition, the Participant may elect, unless otherwise determined by the Committee, to satisfy the withholding requirement by having the Corporation withhold shares of Common Stock with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation.
9.Registration. This grant is subject to the condition that if at any time the Board or Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or
3

Exhibit 10.2
desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee. The Corporation agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
10.No Right to Continued Employment or Engagement. In no event shall the granting of the Restricted Stock Units or the other provisions hereof or the acceptance of the Restricted Stock Units by the Participant confer upon the Participant any right to employment by the Corporation, a Subsidiary of the Corporation or an Affiliated Entity for any period of time or to continue his present or any other rate of compensation.
11.Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement be excluded from the scope of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted as such. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Corporation of the applicable provision without violating the provisions of Code Section 409A.
(b)[reserved]
(c)For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Corporation.
(d)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
12.Miscellaneous.
(a)Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Participant (except by will or by operation of the laws of intestate succession) or by the Corporation, except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation.
4

Exhibit 10.2
(b)Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.
(c)Modification or Amendment. No failure or delay by the Corporation or the Participant in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by an officer or director of the Corporation duly authorized by the Board and the Participant.
(d)Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery or by email, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Corporation will be directed to:
Hycroft Mining Holding Corporation
8181 E. Tufts, Suite 510
Denver, CO 80237
Attention: Chief Executive Officer
with a copy to:
Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
email: dstone@nge.com
The Corporation may change the person and/or address to whom the Participant must give notice under this Section 12(d) by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, at the Participant’s home address on the records of the Corporation, or such other address provided to the Corporation in accordance with the procedures described above.
(e)Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to
5

Exhibit 10.2
the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.
(f)Entire Agreement. The Participant acknowledges receipt of this Agreement and agrees that with respect to the Restricted Stock Units (Time-Vesting), together with the obligations of Participant under the Employment Agreement and the ENNNI Agreement, it contains the entire understanding and agreement with the Corporation, superseding any previous oral or written communication, representation, understanding or agreement with the Corporation or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.
(g)Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.
(h)Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
[Signature page to follow]
IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

PARTICIPANT __________ [Name]	HYCROFT MINING HOLDING CORPORATION By: ________________ Name: _______________________ Its: _____________________________

6

HYCROFT APPOINTS JACK HENRIS AS CHIEF OPERATING OFFICER AND FORTIFIES OPERATING AND TECHNICAL TEAMS WITH SEVERAL KEY ADDITIONS

DENVER, CO, January 12, 2021 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), is pleased to announce the appointment of Mr. Jack Henris to the position of Executive Vice President and Chief Operating Officer effective January 11, 2021. Hycroft has also recently welcomed several additional key members to the Hycroft team. A thorough review of the organizational structure, including the identification of technical and operating needs, led to a bolstering and restructuring of the Hycroft operating team.

Diane R. Garrett, President and Chief Executive Officer of Hycroft, said, “We worked quickly to identify critical roles and find highly experienced candidates to strengthen the technical and operations group in order to position Hycroft for a successful future. Under new leadership, we are so pleased with the incredible talent we’ve attracted to our team, and the addition of Jack is a key element to our success. I am confident that we now have the right team aligned with our goals and objectives and we are well positioned to execute on the development strategy for Hycroft. The vision and leadership of the senior team will be critical components in the success of this long-life operation.”

•Mr. Henris is a highly experienced mining operations executive with more than 35 years of experience in senior operations positions with major mining firms including General Manager of two mines at Newmont Mining Corporation (“Newmont”) where he was responsible for surface and underground mines and processing facilities, including roasting, flotation and oxide milling, and heap leach pads. At Barrick Gold Corporation (“Barrick”), Mr. Henris held positions as Mine Operations Supervisor and Senior Mine Planner at the Goldstrike Mine. At Goldcorp Inc., Mr. Henris was Vice President, Mining and Geotechnical. His background includes on the ground experience managing several open pit and underground mines with both heap leach and milling/refractory oxidation processing operations. Mr. Henris has a specific focus and strong experience in establishing safety cultures, reliability, and cost control programs. He joins us from Stantec Inc. where he was a Senior Mining Consultant providing his technical expertise on mine planning, engineering support, feasibility, and optimization studies for several mining projects. Mr. Henris holds a Bachelor of Science in Geological Engineering from the South Dakota School of Mines and Technology.

•Mr. James Berry joins Hycroft as Vice President, Exploration and Geology. Mr. Berry brings more than 30 years of experience in geology and exploration to the Hycroft team. His previous roles have included progressively senior technical positions with successful hard rock mining companies including Romarco Minerals Inc. (“Romarco”), Barrick, and Homestake Mining Company. Mr. Berry is a Mine Geologist with ore control expertise, metallurgical expertise and geologic domain interpretation and modeling. Mr. Berry has a proven track record of establishing successful exploration and geology programs often leading to significant growth in mineral resource and reserves. At Romarco’s Haile Gold Mine, his reinterpretation of the geology and resource led to the discovery of over five million ounces of gold, including two high-grade underground targets. Mr. Berry earned his Bachelor of Arts in Geology from the University of Tennessee and is a Qualified Person in accordance with the Securities and Exchange Commission’s new mining rules.

•The process group, which includes metallurgical and laboratory services, crushing, heap leach, Merrill-Crowe and refinery operations, is being led by Mr. Kenji Umeno. Mr. Umeno has held Metallurgist and Chief Metallurgist positions with Newmont (Carlin Mine), Freeport McMoRan Inc. and Equinox Gold Corp. where he was the Process Operations Manager for the 70,000 tons per day Mesquite Mine in California. With Fluor Canada Ltd. he held the position of Process Engineer and led many process technology developments for feasibility stage projects. At Hycroft, Mr. Umeno has added a pad supervisor and lead person, and crews have been restructured to self-perform heap leach operations with contractors being phased out. The metallurgical group has been reorganized to focus resources on oxidation as well as operations support and welcomes the addition of two senior metallurgists well-versed in refractory processing and geo-metallurgy.

•The Company has attracted 11 key technical and operations personnel experienced in mine planning, maintenance, process, metallurgy, stakeholder/regulatory engagement, and engineering. These seasoned superintendents, supervisors and senior technical professionals with up to 30 years of experience will be key to our success as we drive safety and health programs, improve operating efficiencies, build mine facilities and infrastructure, and operate responsibly.

•Critical to the success of the mine is an effective safety and health program. The Safety and Heath team is fully staffed and embedded within each of the mine departments.
About Hycroft Mining Holding Corporation

Hycroft is a US-based, gold and silver producer operating the Hycroft mine located in the world-class mining region of Northern Nevada. The Hycroft mine features one of the largest gold/silver deposits in the world with a low-capital, low-cost process and a 34-year mine life.

Contact:
Diane R. Garrett	Tracey Thom
President & Chief Executive Officer	Vice President, Investor Relations & Corporate Communication
(210) 621-4200	(303) 524-1948
Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the Unites States Securities Exchange Act of 1934, as amended, or the Unites States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Forward-looking statements
2

include, but are not limited to: industry related risks including: fluctuations in the price of gold and silver; uncertainties concerning estimates of reserves and mineralized material; uncertainties relating to the ongoing COVID-19 pandemic; the intense competition within the mining industry and state of Nevada; the inherently hazardous nature of mining activities, including environmental risks; our insurance may not be adequate to cover all risks associated with our business, or cover the replacement costs of our assets; potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements; cost of compliance with current and future government regulations; uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities; potential challenges to title in our mineral properties; risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and changes to the climate and regulations and pending legislation regarding climate change; business-related risks including: risks related to our liquidity and going concern considerations; risks related to the heap leaching process at the Hycroft Mine and estimates of production; our ability to achieve our estimated production and sales rates and stay within our estimated operating and production costs and capital expenditure projections; risks related to our limited experience with a largely untested process of oxidizing and heap leaching sulfide ores; the decline of our gold and silver production; risks related to our reliance on one mine with a new process; uncertainties and risks related to our reliance on contractors and consultants; uncertainties related to our ability to replace and expand our ore reserves; the costs related to our land reclamation requirements; availability and cost of equipment, supplies, energy, or commodities; the commercial success of, and risks relating to, our development activities; risks related to slope stability; our ability to raise capital on favorable terms or at all; risks related to our substantial indebtedness, including cross acceleration and our ability to generate sufficient cash to service our indebtedness; uncertainties resulting from the possible incurrence of operating and net losses in the future; risks related to disruption of our business due to the historical chapter 11 proceedings; the loss of key personnel or our failure to attract and retain personnel; risks related to technology systems and security breaches; risks related to current and future legal proceedings; our current intention or future decisions whether or not to use streaming or forward-sale arrangements; risks associated with possible future joint ventures; and risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval; risks related to our securities, including: volatility in the price of our common stock; risks related to a lack of liquidity in the trading of our common stock and warrants; potential declines in the value of our common stock and warrants due to substantial future sales of our common stock and/or warrants; dilution of an investment in our common stock and warrants; we do not intend to pay cash dividends; and anti–takeover provisions could make a third party acquisition of us difficult. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct. Please see our “Risk Factors” set forth in our Form 8-K/12B under the section titled “Form 10 Information – Risk Factors,” and “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.
3